Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Deltasoft, Corp.

We consent to the use in the Form 10-K Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933 of our report dated September 9, 2025, of the financial statements of Deltasoft, Corp. as of March 31, 2025, for the year ended March 31, 2025. The report for Deltasoft, Corp. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Boladale lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

September 11, 2025